UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
ARCONIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	84-2745636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
201 Isabella Street
Pittsburgh, Pennsylvania 15212
(Address of principal executive office, including zip code)
ARCONIC CORPORATION AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN
(Full title of the Plan)
Diana C. Toman
Executive Vice President, Chief Legal Officer and Secretary
201 Isabella Street
Pittsburgh, Pennsylvania 15212-5858
(412) 992-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	3,000,000	$35.965	$107,895,000	$11,771.35

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of Arconic Corporation’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Arconic Corporation Amended and Restated 2020 Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock dividends, stock splits, recapitalization or similar transactions.

(2)
Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per security and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of the Common Stock on May 18, 2021, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
__________
* Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information previously filed by Arconic Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement.
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021;

(b)The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the Commission on May 4, 2021;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 8, 2021, February 24, 2021, February 25, 2021, March 3, 2021, April 27, 2021, and April 30, 2021; and

(d)The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 initially publicly filed with the Commission on December 17, 2019, together with any amendments or reports filed with the Commission for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items, or any information that is otherwise furnished under applicable Commission rules rather than filed), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

As authorized by the Company’s amended and restated bylaws, the Company maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Section 145 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article VI of the Company’s amended and restated bylaws provides that the Company shall indemnify and hold harmless each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another entity (a “Covered Person”), to the fullest extent permitted by the DGCL, against all expenses, liability and loss reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that the Company shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of
Directors of the Company. The Company has also entered into indemnity agreements with its directors and officers consistent with the foregoing.

The Company’s amended and restated bylaws also provide that, to the fullest extent permitted by the DGCL, each Covered Person shall have the right to be paid by the Company the expenses (including reasonable attorneys’ fees) incurred in connection with any Proceeding in advance of its final disposition; provided, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

Section 145 of the DGCL and the amended and restated bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 102(b)(7) of the DGCL provides that a Delaware corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain unlawful share purchases, redemptions, or dividends; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and certificate of incorporation provides that a director of the Company shall not be personally liable either to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The foregoing description of certain provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Arconic Corporation (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 8-K filed on April 3, 2020)

4.2	Amended and Restated Bylaws of Arconic Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on April 3, 2020)

5.1*	Opinion of Richards, Layton & Finger, P.A.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)

24.1*	Power of attorney

99.1*	Amended and Restated Arconic Corporation 2020 Stock Incentive Plan

*Filed herewith.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 20th day of May, 2021.

ARCONIC CORPORATION

By:	/s/ Diana C. Toman
Name: Diana C. Toman
Title: Executive Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, as of May 20, 2021:

Name	Title	Date

/s/ Timothy D. Myers	Director, President and Chief Executive Officer	May 20, 2021
Timothy D. Myers	(Principal Executive Officer)

/s/ Erick R. Asmussen	Executive Vice President and Chief Financial Officer	May 20, 2021
Erick R. Asmussen	(Principal Financial Officer)

/s/ Mary E. Zik	Vice President and Controller	May 20, 2021
Mary E. Zik	(Principal Accounting Officer)

Frederick A. Henderson, William F. Austen, Christopher L. Ayers, Margaret S. Billson, Jacques Croisetiere, Elmer L. Doty, Carol S. Eicher, E. Stanley O’Neal, and Jeffrey Stafeil, each a member of the Registrant’s Board of Directors, on May 20, 2021, by their attorney-in-fact:

/s/ Diana C. Toman	Attorney-in-fact	May 20, 2021
Diana C. Toman